EXHIBIT 99.1

MEDIA CONTACT	Kevin Bagby
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE December 19, 2006

FreightCar America, Inc. Announces By-Law Amendments and Other Governance Changes

Chicago, IL, December 19, 2006 – FreightCar America, Inc. (NASDAQ: RAIL) announced today that its Board of Directors has adopted a series of changes that further strengthen the company’s corporate governance. The changes include new voting provisions for director elections, new stock ownership guidelines and the creation of a new strategy and growth committee.

The FreightCar board approved amended and restated by-laws. Under the new by-laws, any director who does not receive a majority vote in an uncontested election must submit a resignation as a director, which the board may accept or reject. A director whose principal employment changes, other than retirement, must also submit a resignation, which the board may accept or reject. Each FreightCar director has pre-signed a contingent resignation letter to facilitate the new requirements.

The amended by-laws make other changes to board governance, including a statement that the board does not impose an age limit or mandatory retirement policy for directors, an expanded description of the duties of the board chair, and a requirement for independent directors to meet in regular executive sessions.

The company’s new stock ownership guidelines require non-executive directors to hold shares of the company’s stock at least equal to the number of shares that the company has awarded to the director during the preceding three-year period. Each current non-executive director will have until December 1, 2009 to satisfy this requirement.

The amendments to the company’s 2005 Long Term Incentive Plan eliminate the compensation committee’s ability to reprice options and stock appreciation rights without stockholder approval.

The company’s new strategy and growth committee will provide guidance to management and the full board in developing and approving corporate strategy. The initial members of the Strategy and Growth Committee are Camillo M. Santomero, III, James D. Cirar (chair) and Robert N. Tidball.

The Board of Directors also designated Thomas M. Fitzpatrick as chair of the nominating and corporate governance committee.

In addition, the Board of Directors of the Company approved several increases in director compensation. The annual retainer for each director increased from $25,000 to $30,000 per year. The annual fee for the Committee Chairmen (other than Audit Committee Chairman) increased from $3,000 to $5,000 per year. The fee for attending each Compensation Committee meeting increased from $750 to $1,000. Finally, the annual restricted stock award increased from $25,000 to $45,000 per director.

FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois, Roanoke, Virginia and Johnstown, Pennsylvania.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.